SHARE COMPENSATION ARRANGEMENT FOR
            NON-EMPLOYEE DIRECTORS OF DTC COMMUNICATIONS CORP.
                              (October 1999)

      (Pursuant to the DTC Communications Corp. Stock Incentive Plan)

Eligibility:   All directors of DTC Communications Corp. (the "Corporation")
------------   who are not full time employees of the Corporation
               ("Participating Directors") shall participate to the extent of the minimum specified below and may participate further at his/her election. For the purposes of this Share Compensation
               Arrangement, "aggregate fees" in respect of any director shall include: (i) such director's quarterly retainer; (ii) if such director is the Chairman of a committee of the Board, the quarterly retainer, if any, paid to such director in respect of such service; (iii) all quarterly fees paid to such director in respect of attendance at regular meetings of the Board or committees thereof; and (iv) if such director is also
               Chairman of the Board, to the extent such director elects to receive compensation for services performed as Chairman in lieu of any retainers or fees to which he/she is entitled by virtue of his/her services as a director, all such compensation.

Amount of      Participating Directors shall receive at least twenty-five
Participation: percent (25%) and, at their election, may receive up to one -------------- hundred percent of their aggregate fees in shares of the
               Corporation's no par value common stock ("Shares") instead of cash. At or prior to the first regular directors' meeting held in a calendar year, each Participating Director must make an election, which will be irrevocable during the remaining portion of that year, to receive a specified percentage up to 100% of such directors' aggregate fees in Shares. Any director who does not make such an election will be deemed to have elected to receive twenty-five percent (25%) of such director's aggregate fees in Shares during the applicable year.

Method         Notice of a director's election to receive a specified
of Election:   percentage of such Director's aggregate fees in Shares
------------   instead of cash must be provided in writing to the Secretary of the Corporation at or prior to the first regular directors' meeting in a calendar year.

Number of      The number of Shares which a Participating Director will be
Shares:        issued following each regular quarterly board meeting will be
---------      equal to: the amount of aggregate fees then due for which such director has elected to be paid in Shares, divided by the average closing price of the Shares during the last five trading days preceding such board meeting.

Form of        Compensation in the form of a share certificate will be sent
Payment:       to the Participating Directors as soon as practicable
--------       following each regular quarterly meeting of the Corporation's board of directors.

Termination:   The Share Compensation Arrangement will expire on the earlier
-----------    of: (i) its termination by the board of directors, or (ii)
               25,000 Shares having been issued to directors pursuant to the Arrangement.